EXHIBIT 5.1

[Letterhead of Sheppard, Mullin, Richter & Hampton LLP]

January 31, 2006

Unified Western Grocers, Inc.

5200 Sheila Street

Los Angeles, CA 90040

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Unified Western Grocers, Inc., a California corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”), registering under the Securities Act of 1933, as amended, covering the offering of $50,000,000 Partially Subordinated Patrons’ Deposit Accounts (the “Deposit Accounts”) of the Company. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed below, we have examined the Company’s Amended and Restated Articles of Incorporation, the bylaws, as amended, the form of Application and Agreement for Service Affiliation as a Member-Patron with Unified Western Grocers, Inc. and Pledge and Security Agreement (the “Service Agreement”) and such corporate records, officers’ certificates and other documents as we have deemed necessary as a basis for the opinion below.

In rendering the opinion set forth below, we have assumed:

(1)	The genuineness of all signatures, the authenticity of all documents submitted to us as copies and the authenticity of all such originals; and

(2)	The conformity of all executed agreements and other documents reviewed by us in rendering this opinion.

We also have obtained from the officers of the Company certificates (the “Officers’ Certificates”) as to certain factual matters necessary for the purpose of this opinion and insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

We have also relied on the Officers’ Certificates as to the absence of any agreement or arrangement of the Company limiting or restricting the repayment of the Deposits other than the Service Agreement and the agreements in the following forms (the “Subordination Agreements”), one or more of which each depositor has entered into:

(a)	The form of Subordination Agreement executed by member-patrons before January 14, 1994; and

(b)	The form of Subordination Agreement executed by member-patrons on or after January 14, 1994.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, and subject to the limitations set forth in the Service Agreement and Subordination Agreements, it is our opinion that the Deposit Accounts will be binding obligations of the Company, except as the Deposit Accounts may be subject to or limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent transfers, preferential transfers and distributions and equitable subordination.

SHEPPARD MULLIN RICHTER & HAMPTON LLP

Unified Western Grocers, Inc.

January 31, 2006

We note that the statement herein that a deposit account is a “binding obligation” of the Company means, subject to the qualifications and limitations set forth herein, that (i) the Company is obligated, subject to all applicable liens, offsets and rights of others, and after the depositor’s demand, to repay the deposit; and (ii) some remedy is available to the depositor if the Company does not, subject to all applicable liens, offsets and rights of others, and after the depositor’s demand, repay the deposit. This does not imply that any particular type of remedy is available.

This opinion letter is solely for your benefit in connection with the subject transaction, and it may not be relied upon a quoted to, nor, except as stated in the immediately following paragraph, may copies of it be delivered to or used by, any other person for any purpose whatsoever without our prior written consent in each instance.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the California General Corporation Law, the applicable provisions of the California Constitution and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Deposit Accounts.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

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